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Exhibit 10.6

MODULE SUPPLIER AGREEMENT

This Module Supplier Agreement ("Agreement") dated February 2, 2000, is by and between Applied Materials, Inc., ("Applied"), a Delaware corporation, having places of business in Santa Clara, California and Austin, Texas and K*Tec Electronics Corporation ("Supplier") a Delaware corporation, having places of business in Sugar Land, Texas and Milpitas, California.

In consideration of the mutual promises and consideration provided for in the Agreement, the parties agree as follows:

Definitions

The following capitalized terms will have the following meanings:

"Agreement" means this Module Supplier Agreement and all Exhibits or Attachments, as amended from time to time, all Applied Purchase Order Forms and other Authorized Demand Signals that may be issued for the purchase of Items, and all NDAs (as defined below).

"Applied's Standard Terms and Conditions of Purchase" means all the terms and conditions contained in Exhibit 1 to this Agreement.

"Applied" means Applied Materials, Inc., including all of its domestic and international divisions and subsidiaries.

"Applied's Forecasts" means Applied's most current 13 week rolling forecast (prepared in the format as set forth in Attachment 4) and all other forecasts prepared by Applied for the manufacture of Items, as provided by Applied to Supplier.

"Authorized Demand Signal" means a fax or EDI transmission or Purchase Order Form containing Applied's supply requirements information that is sent by Applied to Supplier for Blanket Order or Purchase Order purchases, as described in Section 2.1.5.

"Blanket Order" means one of two order methods, also known as "Bus Route" (the other method being Purchase Order, e.g., Spot Buy, defined below) which may be used by Applied in ordering Items from Supplier, as described in Section 2.1.5.

"Commercial Off-The-Shelf" means Items that have been manufactured to the original equipment manufacturer's specifications versus Items manufactured to customer or Applied build-to-print specifications.

"Components" means piece parts which are intended for use in Modules or piece parts which are provided by Supplier to Applied separately from any Modules.

"Confidential Information" means (a) Confidential Information, as defined by the NDA, or by any other agreement that constitutes an NDA, and (b) Confidential Information, as defined in Article 2 of Exhibit 1 to this Agreement or in any other provision of this Agreement.

"Configurable Modules" means those configurable products identified by a non-repeating part numbering system established by Applied (in which a Module part numbering follows a particular convention, i.e., XXXX-cont.). A Configurable Module may contain a number of Components, devices or subassemblies or a combination thereof which are electrically and/or mechanically connected and performs a specific function.

"Contract Price" means the price for an Item as established by or in accordance with Attachment 1.

"ECO" means Engineering Change Orders.

"ERS Program" shall mean Applied's Evaluated Receipts Settlement Program, which is a system for payment of invoices.

"FGI" means Finished Goods Inventory.

"First Article" means a new Item, an Item with revised drawings, or an Item manufactured after a change in Supplier's manufacturing location or other change, which must first be evaluated and accepted by Applied.

"Global Support" means the ability to ship product to any appropriate destination around the world, and technical support via telephone, fax, electronic mail (e-mail), and teleconference in English.

"Internal Applied Data" means planning data, product engineering data, forecasts or specifications from any source on Applied's internal databases.

"ISS" means Inspection Standard Sheets that are maintained as part of Supplier's quality system records.

"Item" or "Items" means Component(s), Module(s) and any other good(s), software or service(s) that (a) Supplier is to provide to Applied under this Agreement or pursuant to any Applied Purchase Order and/or related agreements that are governed by this Agreement, as specified from time to time by Applied and (b) are identified in, or have pricing terms determined as set forth in, Attachment 1 and any amendments to Attachment 1. Items shall be deemed and shall qualify as goods under the Uniform Commercial Code as adopted in Texas.

"Manufacturing Information" shall mean all information available to K*Tec related to the manufacture, testing or shipment of any Item(s), including without limitation the Specifications, test data information, list of suppliers, and all other documentation and information relevant to the Item(s).

"Modules" means both Standard Modules and Configurable Modules.

"NDA" means any and all agreements between Applied and Supplier for confidentiality, nondisclosure or limitation on use of confidential or other information and includes Article 2 of Exhibit 1 to this Agreement.

"Purchase Order" means one of two order methods, also known as "Spot Buy" (the other method being Blanket Order, defined above) which may be used by Applied in ordering Items from Supplier, as described in Section 2.1.5.

"Purchase Order Form" means Applied's purchase order form, except that Applied's Standard Terms and Conditions of Purchase contained in Exhibit 1 to this Agreement will supersede the terms and conditions stated on the reverse side of the purchase order form.

"Source Inspections" shall mean that term as defined in the Quality Framework (Attachment 15).

"Specifications" means authorized drawings, designs, specifications and product requirements applicable to the Items.

"Standard Modules" means those products discretely identified by a single Applied part number. A Standard Module may contain a number of Components, devices or subassemblies or a combination thereof which are electrically and/or mechanically connected and performs a specific function.

"Subassembler" means a third party selected by Applied for outsourcing of an assembly or module.

"Supplier" means K*Tec Electronics Corporation, including all of its divisions, subsidiaries and affiliates.

"Supplier Performance Plan" means a formal quality plan for Supplier developed jointly by Supplier and Applied which complies with the requirements of Attachment 16.

"Will" or "shall" have the same meaning and are used to convey an affirmative duty or obligation (i.e., a requirement).

"WIP" means work-in-process.

"Year 2000 Compatible" means that upon the occurrence of the year 2000, all information systems or items that store, process, record, incorporate or present calendar dates shall lose no functionality, shall continue to operate without error, and shall accurately and automatically process all data pertaining to the introduction of any and all dates and date related data.

1. Scope
1.1	Intention / Description of Agreement Principles

This Agreement defines the relationship and requirements between Applied and Supplier to ensure a consistent supply of Items that meet Applied's Specifications. Decisions regarding future purchases from Supplier will be based in part upon Supplier's performance under this Agreement as stated in Supplier's Performance Plan as shown in Attachment 16 and Supplier's achievement toward Applied's business objectives.
1.2	Addresses and Contact Persons
Supplier:
K*Tec Electronics 1111 Gillingham Lane Sugar Land, Texas 77478 Phone: 281-243-5000 Fax: 281-243-5440

Executive Vice President: Mike Gibbons (e-mail address: gibbonsm@ktecelec.com)
General Manager: Karla Sanford (e-mail address: karla@ktecelec.com)
Director Quality: Kevin Sauer (e-mail address: sauerk@ktecelec.com)
Applied:
Applied Materials, Inc. 9700 U.S. Hwy. 290 East Austin, Texas 78724 Phone: 512-272-6376 Fax: 512-272-3908 Attn: Giovanni Ghisletti (email address is GiovanniGhisletti@AMAT.com)
Each party shall advise the other in writing of any change to such party's contact persons.

1.3	Entire Agreement

This Agreement, including any Exhibits or Attachments which are incorporated by reference into this Agreement, sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions between the parties as to the subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of each party, except for amendments or modifications which Applied is permitted to initiate by posting or notice under the third paragraph of this Section 1.3. In the event of any conflict between or among any documents which are part of this Agreement, precedence shall be given first to the text of this Agreement and then to its Attachments, second to Applied's Standard Terms and Conditions of Purchase (Exhibit 1), and third to any Specifications or other technical documents. The following specific change is made to Article 7 of Exhibit 1:

Supplier shall have no obligation to maintain or furnish to Applied the records and information referred to in Article 7 of Exhibit 1 unless Applied so requests in writing. If Applied so requests, it will meet with K*Tec and if maintaining or furnishing such information and records cause K*Tec more than an insubstantial increase in costs, then Applied will agree to a reasonable reimbursement of such increased costs.

In the event of any termination or expiration of this Agreement, the provisions of Articles 2, 3, 4, 5, 9,11, 17, 20, 21, 22, and applicable provisions of 25, 26 and 27 of Exhibit 1 and Sections 1.2, 1.3, 2.3, 2.9, 4.2, 4.5, 4.8, applicable provisions of 4.10, 5.1, 5.2, 7, 8 and 9 of this Agreement will remain in full force and effect until specifically terminated by mutual written agreement between the parties.

The Attachments to this Agreement which are identified on the List of Attachments at the end of this Agreement as subject to modification or amendment by Applied upon notice, will be deemed to be the most current versions of such Attachments, as updated and revised from time to time by Applied in accordance with this paragraph. Applied will post updates or revisions to current versions of Attachments on an Applied website which shall be made available to Supplier or will provide other notice to Supplier. If Supplier fails to object within thirty (30) days after the date on which such Attachment has been updated or revised on Applied's website or other notice provided to Supplier, then such new Attachment, as updated or revised, shall be deemed to be accepted by Supplier as the Attachment to this Agreement.
1.4	Items Covered

All Items supplied to Applied by Supplier (and all other Items which may be sold by Supplier to Applied during the term of this Agreement, even if sold via a separate Purchase Order) will be covered by this Agreement. The list of Items covered by this Agreement is shown in Attachment 1. New Items may be added to Attachment 1 upon mutual agreement of Applied and Supplier from time to time.
1.5	Duration of Agreement

This Agreement commences on and as of the date of the later of the two signatures shown in Section 10, provided each party shall have executed and delivered one or more counterparts of this Agreement to the other (the "Effective Date").

This Agreement will remain in effect for a term from the Effective Date through (the "Initial Term") unless earlier terminated in accordance with its provisions. Upon termination or expiration of the Initial Term, Applied may, at Applied's option, extend this Agreement subject to all other provisions of this Agreement for an additional period of up to 6 months, by notifying Supplier in writing of such extension. Any subsequent extension after an extension effected by Applied under the preceding sentence, may be granted upon the mutual agreement of both parties.
1.6	Covenant of Manufacturing Location

Supplier shall manufacture the Items in the Supplier's Houston, Texas area manufacturing facility or in a location, within the United States, not farther from the Buyer's facilities in Austin, Texas than such Houston, Texas area manufacturing facilities and of quality and manufacturing capacity reasonably determined by Applied to be acceptable, unless Applied otherwise agrees in writing. Additionally, Supplier further agrees to establish and maintain throughout the term of this Agreement, technical, distribution and support facilities in the Austin, Texas area to supply and support Items to Applied's Austin manufacturing facilities and establish and maintain throughout the term of this Agreement, technical, distribution and support facilities in the Milpitas, California area to provide technical and manufacturing support to Applied's Santa Clara, California engineering and pilot manufacturing operations.
1.7	Supplier Termination
Supplier may terminate this Agreement only pursuant to this Section 1.7. Supplier may terminate this Agreement in whole, but not in part, with or without cause pursuant to the following procedure:
(a)
Supplier shall notify Applied in writing of its intention to terminate stating the reasons for taking such action. Following Applied's receipt of such notice, Supplier and Applied shall continue to perform their respective obligations under this Agreement, but shall also consult to determine if a mutually acceptable basis exists for Supplier to rescind such notice of intention to terminate.
(b)
If Supplier does not rescind such notice of intention to terminate by the 180th day after Applied received such notice of intention to terminate, Supplier may then give Applied notice of termination, which notice must be in writing and must specify an effective date of termination that may not be any earlier than the 180th day after Applied receives the notice of termination.
1.8	Wind Down Provisions

As used herein, the term "Wind Down Period" means the 6 month period (or such longer time as may be mutually agreed) between the issuance by Supplier of a notice of termination pursuant to Section 1.7(b), and the date on which termination becomes effective.

During the Wind Down Period, Supplier shall continue to supply Items to Applied on the terms and conditions of this Agreement. During the Wind Down Period, Supplier shall cooperate with Applied to train those who will take over the manufacturing of Items and to implement the provisions of this Agreement relating to transition activities in connection with termination, including without limitation the following:

(a)	The parties shall comply with Article 27 of Exhibit 1.
(b)
Applied's payment obligation in connection with a Supplier termination pursuant to Section 1.7 for materials, parts and Items (both FGI and work-in-process) shall be governed by Article 26 of Exhibit 1.
(c)
Without limiting the foregoing, Supplier will take any and all steps necessary to place Applied in the same position as Supplier with respect to the manufacturing, servicing and other activities above mentioned relating to materials, parts and Items.
2. Logistics Framework
2.1	Operation of Agreement
	2.1.1	Operating Calendar & Holidays

This Agreement operates by Applied's fiscal year calendar, shown in Attachment 2. Recognized holidays are those holidays shown on Applied's fiscal year calendar. Should any discrepancies between the operating calendars of Applied and Supplier arise, Supplier will adjust its operations so that Applied's operations are unaffected. Applied reserves the right to modify its operating calendars as needed.
	2.1.2	Forecasts

Supplier's production of Items will be guided by Applied's Forecasts. Supplier will plan, manufacture, and stock inventory to meet Applied's Forecasts, and Supplier will keep each of Applied's Forecasts for audit purposes for a minimum of twelve (12) months as verification of authorized inventory levels. All of Applied's Forecasts are Confidential Information to be used only by Supplier to meet its obligations to Applied under this Agreement and handled by Supplier as Confidential Information of Applied.
	2.1.3	Accelerated Deliveries

Applied may require Items on an accelerated basis, either in addition to or in place of Items forecast for delivery or scheduled for delivery at a later date. If feasible, as determined by Applied and Supplier, such Items will be provided by Supplier on such accelerated basis, in accordance with the pricing terms of Attachment 1 except for accelerated deliveries that are in excess of the Flexibility Requirements of Section 2.5. As to accelerated deliveries of Items that exceed the quantity variances determined under Section 2.5, and upon prior written approval of Applied, Supplier may incur and charge Applied for (i) expenses or expedited delivery or freight expenses incurred in making accelerated delivery and (ii) costs, in excess of normal cost of operations of Supplier, for overtime operation in manufacturing the Items for accelerated delivery. Unless otherwise agreed to by Applied, such accelerated deliveries will not affect the delivery schedule of any Items currently allocated for forecast requirements. Lead times for each accelerated delivery will be agreed upon by both parties. If Supplier fails to deliver any such Item at the scheduled time, then, at Applied's request, Supplier shall use expedited delivery methods to complete the shipment at Supplier's expense.

2.1.4	Delivery Guidelines

Supplier will manufacture, sell and deliver Items to Applied for which an Authorized Demand Signal has been issued (subject to the other provisions of this Agreement) and will meet Applied's delivery requirements on time. Shipments to Applied or to other locations specified by Applied by Supplier will be delivered in the correct quantities ordered by Applied.

For Items ordered via Purchase Order, deliveries will be accepted on the requested date or up to two (2) days before the requested date. For Items ordered via Blanket Order (Bus Route), deliveries will be timely only if made within the times and at the location specified.
2.1.5	Type of Orders for Items
2.1.5.1	Mechanics for Ordering
Supplier agrees to supply Items to Applied pursuant to orders delivered to Supplier using one of the two following order systems:

Blanket Order (e.g., Bus Route): At least daily, Applied will send via EDI transmission an Authorized Demand Signal to Supplier containing Applied's material requirements, which will be organized according to part numbers and will represent Applied's daily purchase from the Supplier.

Purchase Order (e.g., Spot Buy): As needed, Applied will send via fax or EDI transmission or in written form an Authorized Demand Signal to Supplier containing Applied's material requirements information, which will be organized according to part numbers and will represent an order from Applied for a one-time purchase from Supplier.
2.1.5.2	Delivery Mechanics

The specific mechanics for delivery of Items to Applied are outlined on Attachment 3. Applied may request that Supplier manufacture and deliver Items on a lean manufacturing system; if so, the requirements and specifics for such system shall be included in Attachment 3.
2.1.6	Electronic Commerce
Supplier is required to communicate with Applied using EDI ANSI X.12 standards and encouraged to use either GEIS or EDICT software.
2.1.7	Changes to Logistics

Applied may on occasion change any aspect of any logistics requirement; such changes shall be governed by the provisions of the third paragraph of Section 1.3 above, or may, as Applied determines to be necessary, be governed by Article 24 of Exhibit 1.

2.2	Inventory Levels and Tracking

Supplier shall maintain FGI of the Items on Attachment 1 in order to manage demand fluctuations. Unless stated otherwise in Attachment 1, for each Item identified in Attachment 1 which requires FGI, Supplier will maintain a minimum FGI of one (1) week of supply and a maximum of two (2) weeks of supply of each Item, based on the most recent of Applied's Forecasts.
Supplier shall monitor, track, and report its WIP inventory. In the future, Applied will implement regular reporting mechanisms in which Supplier will participate if requested by Applied.
2.3	Excess and Obsolete Items
2.3.1	Settlement Amount

Applied will not be responsible for excess Items or obsolete Items other than as described in this Section 2.3. No claim shall be made under this Section 2.3 arising out of any termination by Applied pursuant to Article 25 or 26 of Exhibit 1.

(a)
An Item, subassembly or Component will be considered "obsolete" if Applied issues an ECO that renders the Item, subassembly or Component not usable in manufacturing Items for Applied, but only, in the case of subassemblies or Components, if the same cannot be resold to others or incorporated into other saleable products. If Supplier receives an ECO that causes an Item, subassembly or Component to be obsolete, Supplier shall within five (5) days after receipt of such ECO notify Applied in writing of the quantities and costs of the obsolete Items, subassemblies or Components in inventory, specifying the stage of completion of Items that are part of work in process and the number of Items in FGI. With such notice, Supplier shall provide Applied with all necessary documentary support for such conclusions, including evidence that Items then in work-in-process or FGI were manufactured in accordance with this Agreement and Applied's Forecasts, and evidence that subassemblies and Components purchased from third parties were purchased in compliance with Supplier's obligations under this Agreement and Applied's Forecasts. For purposes of this Section 2.3.1 (a), the manufacture or purchase of an Item, subassembly or Component will not be deemed authorized by an Applied Forecast unless such forecast called for the delivery of the Item to Applied within four weeks after the date manufacture was completed or, in the case of purchases, the Supplier received such Item, subassembly or Component in support of such forecast. The four week period referred to in the preceding sentence will be extended for long lead time Items identified in Attachment 1 to the period applicable to such long lead time Item as stated in such Attachment. Upon receipt of such notice, Applied shall review the matter with Supplier. If directed by Applied, Supplier shall disassemble any obsolete Items that are FGI or work in process inventory so that the Component parts and subassemblies may be sold to others or incorporated into saleable products. Supplier will not however sell those subassemblies or Components to Applied competitors or Applied customers. If the ECO is not delayed or modified to avoid such obsolescence, Applied shall purchase any such obsolete FGI Items or subassemblies at the Contract Price, and Applied shall purchase at Supplier's out-of-pocket cost any obsolete materials or parts that Supplier acquired from third parties that cannot be resold by Supplier to others, or incorporated into other saleable products.

(b)	Within 30 days after each fiscal quarter of Applied, the Parties will review excess Items (including subassemblies and Components), as follows:
(i)
Supplier will evaluate and report to Applied in writing the quantity of FGI, subassemblies and Components on hand to determine what quantities are "Excess", which, subject to paragraph (ii) below, shall be those that as of the evaluation date have been manufactured or purchased in accordance with Applied's Forecasts and that have not been ordered via Authorized Demand Signals and are not scheduled to be ordered based on the most recent Applied's Forecast (for the next 13 weeks of demand). For purposes of this Section 2.3.1(b) FGI, subassemblies and Components will be deemed ordered and shipped on a first-in-first-out or first-manufactured-first-out basis.
(ii)
All such FGI, subassemblies and Components that Supplier believes are in excess must be validated by Applied by reference to Applied's Forecasts. For purposes of this Section 2.3.1(b), the manufacture or purchase of an Item, subassembly or Component will not be deemed authorized by an Applied Forecast unless such forecast called for the delivery of the Item to Applied within four weeks after the date manufacture was completed or, in the case of purchases, the Supplier received such Item, subassembly or Component in support of such forecast. The four week period referred to in the preceding sentence will be extended for long lead time Items identified in Attachment 1 to the period applicable to such long lead time Item as stated in such Attachment. Applied may direct Supplier to disassemble any Items that are FGI or work-in-process inventory so that the Components and subassemblies may be sold to others or incorporated in other saleable products. Should Supplier incur costs in excess of its normal cost of operations for the disassembly activity, the Supplier may submit such charges to Applied for concurrence of payment by Applied prior to the disassembly activity. Supplier will not, however, sell those subassemblies or Components to Applied competitors or Applied customers. Those subassemblies and Components which can be handled in such fashion will not be included in determining excess subassemblies and Components.
(iii)
FGI, subassemblies and Components that are determined to be Excess in accordance with paragraphs (a) and (b) above must be held by Supplier for a minimum of two consecutive quarterly review periods before Applied incurs any obligation to make payment. At each quarterly review period, the parties will identify those Excess FGI, subassemblies and Components which are eligible for payment, and for those Applied will pay Supplier a cost of carrying equal to 12% annualized rate (payable at 3% per quarter) of the mutually agreed inventory value until such time as they are consumed or scrapped as authorized by Applied. Applied shall cease to be obligated to pay carrying costs if and when Applied terminates the Agreement pursuant to Article 25 of Exhibit 1.

(iv)
At each quarterly review, the parties will identify the Excess inventory for which Applied has paid a carrying charge for at least two quarters and which has a forward quarterly demand (based on the most recent Applied's Forecast) of zero. Applied will either authorize such Excess inventory to be scrapped or shipped to Applied, and will pay Supplier the Contract Price for any FGI Items or subassemblies and will pay Supplier its out-of-pocket costs for any subassemblies or Components that Supplier acquired from third parties.

	2.3.2	Disposal of Excess and Obsolete Items

Supplier agrees to physically dispose of all excess and obsolete Items as directed by Applied's authorized purchasing representative. Should Supplier incur costs in excess of its normal cost of operations for the disposal activity, the Supplier may submit such charges to Applied for concurrence of payment by Applied prior to the disposal activity. Items or parts that are to be delivered to Applied's facilities must be delivered in accordance with the requirements of this Agreement and/or any supplemental instructions provided by Applied's authorized purchasing representative. In lieu of delivery to Applied, Applied may elect to request that Supplier destroy or otherwise scrap these Items or parts such that they are non-functional. Supplier agrees to destroy or otherwise scrap these Items or parts in a manner that is satisfactory to Applied and to provide Applied with a certification of destruction and/or evidence of proper disposal of such Items or parts.
2.4	Response Requirements

Supplier shall provide an initial response (via telephone or electronically) to inquiries of Applied within one business day, except when a shorter period of time for a response may be required to support Applied's production requirements. Supplier agrees to timely implement changes required by Applied or implement a plan to resolve problems raised by Applied and to expeditiously pursue completion of the same.
2.5	Flexibility Requirements

Supplier agrees to perform regular capacity planning and to demonstrate upside/downside manufacturing flexibility in accordance with changes in demand volume at Applied. For Blanket Order Items, Supplier shall be capable of manufacturing to unplanned sustained increases/decreases in demand above/below Applied's Forecasts as indicated below. Supplier allows the following minimum increases/decreases to Purchase Order Item quantities above/below the quantities originally requested:

Weeks until Delivery Date	< 1 weeks	< 2 weeks	< 4 weeks	< 8 weeks	16 + weeks

Flexibility +/-	0%	25%	50%	100%	200%
2.6	On-Site Support Requirements

As determined by Applied, Supplier may be asked to provide appropriate or necessary personnel reasonably required to support on-site operations at Applied's facilities. On-site representatives will comply with all Applied facilities requirements. Applied, at its sole discretion, may require Supplier to execute an On-site Representative Agreement, in the form set forth in Attachment 18, and may require the On-site Representative to execute an NDA, prior to issuing a building badge to Supplier's representative(s).

In the event that Supplier's personnel will provide such support at the premises of a customer of Applied, Supplier agrees to comply with the requirements and restrictions imposed by such customer for access to its premises (in addition to the terms of any On-site Representative Agreement executed by Supplier).
2.7	Global Support
Upon request by Applied, Supplier will provide Global Support to Applied and Applied's customers for all Items that Supplier provides to Applied.

Supplier shall provide technical assistance and product support services to Applied, seven days a week, 24 hours a day, at no additional charge. Supplier agrees to have an established and deployed Global Support capability. Supplier may utilize a Supplier distributor or other qualified entity designated by Supplier to meet this requirement. Supplier is expected to use best efforts to provide a resolution to requests for assistance.
2.8	Turn-Around Time For Repairs

At Applied's request and direction, Supplier will provide those Items and all support necessary to perform repairs and/or replacement of defective or damaged Items within the time period necessary to comply with Applied's U.S. based production requirements and Applied's Global Support requirements. In response to a request for support for Applied's U.S. based production, Supplier will contact Applied and acknowledge the request for support within one hour and will complete the repair and/or replacement within four (4) hours, as requested by Applied. In response to a request for support for Global Support requirements, Supplier will contact Applied and acknowledge the request for support within one hour and will complete the repair and/or replacement within twenty-four (24) hours.
2.9	Information
	2.9.1	Applied Planning Systems and Databases

Supplier may be given electronic access to Internal Applied Data, and such access may, at Applied's sole discretion, be subject to certain further limitations and requirements on Supplier, including without limitation Supplier-provided employee control lists, audit rights and requiring Supplier's employees to execute an NDA with Applied. This access, if granted, shall only be used by Supplier to facilitate Supplier's production and delivery of Items to support Applied's requirements. Supplier's access to, and utilization of, all Internal Applied Data is subject to the confidentiality terms of this Agreement and any NDA between the parties. Applied may terminate Supplier's access to Internal Applied Data at any time at the discretion of Applied.
	2.9.2	Applied New Product Plans

Supplier will, on occasion and at Applied's discretion, be invited to forums in which Applied's new product plans are shared. Any Applied new product plans provided to Supplier are subject to the confidentiality provisions of this Agreement and any NDA between the parties.

	2.9.3	Compliance with Securities Laws.

Supplier agrees that all Internal Applied Data and Applied new product plans are Confidential Information of Applied, and that this Confidential Information is material, non-public information, the possession of which prohibits Supplier and its employees, contractors, representatives and agents from (1) buying or selling Applied's securities (stock, options, etc.) ("insider trading") until after the information has been disclosed to the public and absorbed by the market (usually three business days), and (2) passing the Confidential Information on to anyone who may buy or sell Applied securities ("tipping"). Supplier shall comply with all federal and state securities laws prohibiting insider trading and tipping, and shall immediately notify Applied if Supplier or any of its employees, contractors, agents or representatives violates any such laws. Supplier also agrees to execute additional NDAs or other agreements as may be required to comply with applicable securities laws.
2.10	Packaging and Transportation
	2.10.1	Packaging and Shipment

Supplier will have all Items packaged "ready for use" in accordance with Applied's packaging specification (Attachment 6). Supplier will mark and identify every Item in compliance with Applied's part identification specifications and requirements. In addition, Applied may require specific fit-for-use packaging for certain Items and/or deliveries and costs for fit-for-use packaging will be negotiated between Supplier and Applied prior to implementation.
	2.10.2	Bar Coding
All shipment of Items shall be bar coded to Applied's specifications in Attachment 5.
	2.10.3	Transportation Requirements

Items identified as POU Items on Attachment 1 will be transported FOB Destination, Freight Collect, (the designated "ship to" location which is identified by Applied) in accordance with Attachment 3. Items not identified as POU Items on Attachment 1 will be transported, FOB Destination Freight Prepaid in accordance with Attachment A to Applied's Corporate Transportation Routing Guide (Attachment 7) to this Agreement. The risk of loss during transportation for Items not identified as POU Items on Attachment 1 shall be governed by Article 14 of Exhibit 1.
2.11	Payment
	2.11.1	Invoices

Invoices shall contain the following information: Purchase Order number, Item number, description, sizes, quantities, unit prices, and extended totals in addition to any other information requested. Applied's payment of an invoice does not represent unconditional acceptance of Items and will be subject to adjustment for errors, shortages, or defects. Applied may at any time set off any amount owed by Applied to Supplier against any amount owed by Supplier to Applied.

All invoices must be sent directly to Applied's Accounts Payable Department in Austin:
Accounts Payable Applied Materials 9700 US Highway 290 East M/S 4200 Austin, TX 78724-1199

Applied is authorized by Supplier to make payments under this Agreement by either check or electronic funds transfer. Supplier will provide Applied with the required bank routing coordinates and other information that may be required by Applied to establish electronic funds transfer capability.

If Supplier participates in Applied's ERS Program, Supplier will be paid based on the quantity of the Items received by Applied and the Purchase Order or Contract Price, as applicable, and Supplier will not provide invoices to Applied. Supplier will be responsible for the verification of all prices and quantities prior to shipment. All applicable sales and use tax will be remitted to Supplier with payment by Applied. Supplier must include a valid packing slip number or package ID on each package or shipment.
2.11.2	Payments
Payment will be made net thirty (30) days from receipt of:
(a)	invoice, in form and substance acceptable to Applied, or
(b)	delivery and acceptance of the invoiced Item(s), whichever is later.
	2.11.3	Payment Upon Consumption Model

Payment Upon Consumption means a payment process by which Supplier would retain title of all inventory in transit to Applied and until such time as Applied has fully integrated such inventory into the manufacturing process. At such point, Applied would acquire title to the inventory and would be obligated to pay Supplier for the inventory. Supplier would be paid for such inventory upon the full integration of such inventory into the manufacturing process or within a minimum period of time from the commencement of the integration process.
Implementation of the Payment Upon Consumption process will be by mutual agreement of the parties. Supplier will not unreasonably withhold acceptance of a Payment Upon Consumption model.
2.12	Disaster Recovery Plan and Year 2000 Compliance

Supplier shall develop and provide to Applied, upon request, reasonable information describing or evidence of a disaster recovery plan that includes emergency back up capacity, escrow of information as set forth in Section 4.10, and appropriate record protection and recovery. Furthermore, Supplier represents that its information systems are Year 2000 Compatible and hereby grants Applied the right to verify Supplier's internal processes for ensuring compliance with this provision. Supplier agrees to include this same requirement in its purchase orders to its supply base and to provide reasonable efforts to verify that its supply base is compliant with the requirements herein.

2.13	Performance Constraints
	2.13.1	Constraints

Supplier is responsible for anticipating (1) any inability on its part to perform its obligations and (2) any limitations in meeting the objectives of this Agreement with regard to manufacturing, delivery and other required performance. Supplier is also responsible for informing Applied when such constraints will occur and initiating action plans to resolve them. Typical constraints might include, but are not limited to:

(a)	Consumption over forecast
(b)	Consumption under forecast
(c)	Quality problems
(d)	Capacity/production problems
(e)	Sub-tier supplier supply-chain management problems
(f)	Other business issues
	2.13.2	Resolution of Performance Constraints

Supplier will notify the Supplier Account Team Lead as soon as a constraint is identified and promptly advise Applied of an action plan to resolve the constraint. Applied will work with Supplier to determine the impact of the identified constraint and to approve and execute or disapprove the action plans.
3. Pricing Framework
3.1	Contract Prices

Attachment 1 contains (i) Contract Prices for certain Items; (ii) the cost elements of Supplier (e.g., labor, material, overhead, burden) by which the Contract Prices for Modules have been determined; (iii) the pricing models by which Contract Prices for certain Items may be established on an ongoing basis; and (iv) committed cost reductions by Supplier during the term of the Agreement. Any modifications to the Contract Prices and/or the pricing models must be made in accordance with Section 8 of this Agreement. Supplier shall price and sell all Items in accordance with Attachment 1.

The Contract Prices of additional and/or revised Modules will be at least as favorable as Contract Prices would be if such Contract Prices had been based upon the cost elements of Supplier and the pricing models which are attached hereto and incorporated into Attachment 1.

The Items subject to this Agreement on the Effective Date will be set out on Attachment 1. As to Items that are also subject to Applied purchase orders outstanding on the Effective Date, the parties will determine the extent to which the remaining balance of undelivered Items on all such open purchase orders will become subject to this Agreement and pricing for such Items as to the quantities moved to this Agreement from purchase orders will be the Contract Prices in Attachment 1. With respect to goods, products or services that are added to this Agreement by inclusion on Attachment 1 after the Effective Date, the parties shall determine at such time the extent to which such added goods, products or services that are then subject to other outstanding Applied purchase orders will continue under such outstanding purchase order and the extent to which the remaining balance of undelivered Items on the affected open purchase orders will become subject to this Agreement and pricing for such Items (as to the quantities moved to this Agreement from purchase orders) will be the Contract Prices in Attachment 1.
Specific circumstances may result in a review of Agreement terms, including Contract Prices. These circumstances include, but are not limited to:
      (a)
      Volume increases resulting in an increase in the value of the Agreement value of over 20% (subsequent to completion of negotiations on the existing prices);

      (b)
      Addition of Items to the Agreement increasing the value of the Agreement over 20%;

      (c)
      Cost reductions/savings over and above those committed in Supplier's performance plan;

      (d)
      Price reductions in accordance with Article 6 of Exhibit 1; and

      (e)
      Changes in market prices for equivalent materials and services.

      (f)
      Reductions in the market price for semiconductor capital equipment necessitating concessions for Applied's customers.

3.2	Volume
Applied does not commit to buy a specific volume of any part number or Item from Supplier, and Applied may buy the same or similar part number or Item from multiple sources.
3.3	Export

Applied may require, from time to time, the Supplier to ship Items to locations outside of the U.S. Supplier will prepare the export paperwork and be the exporter of record for such shipments. Supplier must utilize Applied's preferred carriers for the export of the Items. Applied will pay the freight charges based on Applied's rates with its preferred carriers. Applied will be responsible for importing the goods into the destination country.
3.4	Currency

All prices shall be quoted by Supplier and paid by Applied in US dollars; prices for foreign manufactured Items will not be adjusted to reflect changes in any exchange rate. Supplier is encouraged to obtain any necessary currency exchange protection which it deems appropriate.

3.5	Prototypes
Supplier is committed to price all Items consistent with Contract Prices.
Supplier agrees to provide prototype Items priced at a value which takes into consideration the total value of Applied's business with Supplier. This may be accomplished in several ways, including:
(a)	a specific number of prototype Items may be provided free of charge; or
(b)	Items may be priced at or near volume pricing.
4. Technical Framework
4.1	Engineering Change Orders

Applied may change its drawings, design, and Specifications at any time and generate a proposed ECO therefor in accordance with Article 24 of Exhibit 1. An Applied supplier engineer will review with Supplier all proposed ECO's that affect the form, fit, or function of Items. Applied will provide, in writing, approved ECO's (Attachment 12), indicating the effective dates of all changes. Unless otherwise notified, Applied's receiving inspection will inspect to the latest revision in effect per the Authorized Demand Signal.

Supplier will be provided twelve (12) time periods during the calendar year when Supplier will be allowed to submit requests for engineering changes to an Item. Such changes may include without limitation changes in Component parts, testing or manufacturing procedures or cosmetic changes. Notwithstanding the foregoing, Supplier may request an engineering change related to a safety, quality or delivery issue at any time.

Supplier shall request any such engineering changes via a Supplier Problem Sheet (Attachment 13) and shall submit such request to Applied's designated buyer and designated Supplier Problem Sheet administrator.

Changes shall not be implemented by Supplier (and Supplier shall not ship any Items with any such changes) until written permission to proceed is given by Applied's authorized purchasing representative and the Agreement is modified accordingly. Applied will consider Supplier's request to modify the terms of this Agreement relating to a requested change order if such request is made before the implementation by Supplier of the requested engineering changes.
4.2	Tooling
Unless otherwise agreed to by the parties in writing, dies, tools, patterns and drawings used in the manufacture of Items shall be furnished by and at the expense of Supplier.

Any tooling which is built or procured by Supplier and which is unique to the Modules and/or relevant to the manufacture, testing, maintenance, repair or troubleshooting of Modules will, upon Applied's request, be sold to Applied by Supplier at the net book value of such tooling at the time of request.

If applicable upon Applied's request, Supplier agrees to provide a separate line item quote for tooling. Applied will, upon agreement to a quote for tooling, pay for the tooling cost separately, and title to the tooling and cost for the tooling will not be amortized into the Contract Prices of the purchased Items. Supplier will establish appropriate accountability and tracking of the tooling, as title to the tooling will belong to Applied.

Except as expressly permitted by Applied in writing, Supplier shall not at any time use the tools (including test fixtures) furnished by or purchased from Applied for the production of goods for persons other than Applied or in any manner other than in performance of this Agreement. Supplier will use commercially reasonable best efforts to maintain the tooling in good condition and repair and to provide all necessary calibration services for the tooling. Applied and Supplier shall enter into an agreement with respect to such tooling in the form of Attachment 19 attached hereto, and Supplier will be responsible for obtaining the requisite insurance coverage and conducting appropriate inspections in accordance with Attachment 19.
4.3	Design Changes and Resolution

For the term of this Agreement, Supplier will not make changes to the design of any Item that may alter the form, fit, function or manufacturing process of such Item, without first submitting a Supplier Problem Sheet, as set forth in Attachment 13, to Applied's authorized representative. Supplier may make such authorized design changes only upon obtaining prior written approval from Applied's authorized purchasing representative and modification of this Agreement.

If Applied's design changes made pursuant to Section 4.1 affect the pricing, delivery, lead-time, or other terms and conditions of this Agreement and the parties cannot agree upon alternate terms, then Applied may remove the affected Items from this Agreement without affecting the remaining Items.
4.4	Process Changes and Resolution

Supplier agrees to inform Applied of any process changes to Items that affect form, fit or function prior to the implementation of such change(s), including without limitation any changes in the manufacturing process of a sub-tier supplier, even when Specifications are being met. Supplier must receive approval in writing from Applied before implementing such changes. Any source change of a sub-tier supplier requires prior written approval by Applied prior to implementation. If applicable, Supplier must use special process suppliers from the list of approved special process suppliers which is set forth in Attachment 14.
4.5	Supplier's Right to Subcontract

Supplier shall not subcontract for parts, processes or completed or substantially completed Items supplied to Applied without prior written approval from Applied. Supplier will ensure that all sub-tier suppliers of Supplier who have access (directly or indirectly) to Applied's Specifications or Internal Applied Data or other Confidential Information will sign and be governed by a nondisclosure agreement that is similar in form and substance to Applied's NDA with Supplier. Approval by Applied of a subcontractor selected by Supplier shall not alter Supplier's obligations to Applied.
4.6	First Articles and Source Inspections
First Article and Source Inspections shall be conducted in compliance with Section 3 of Attachment 15 (Quality Framework).

4.7	Applied's Right to Subcontract

Applied may at its discretion elect to subcontract an assembly or module to a Subassembler. If the selected assembly or module for subcontracting includes any Item under this Agreement (an "affected Item"), Applied will advise Supplier of the Subassembler, unless precluded from doing so by confidentiality or other requirements. Supplier understands that the selection and responsibility for sourcing any affected Items will generally be the responsibility of the Subassembler. If Supplier is not selected as the source for an affected Item, any affected Items or applicable quantities of affected Items may, at Applied's discretion, be removed from this Agreement.
4.8	Product Support

Supplier agrees to maintain capability to provide Items and technical and service support to Applied for all of the Items for a minimum of ten years from the date of final shipment of an Item to Applied. Alternatively, the parties may agree to establish a product support period of less than ten years, provided that Supplier agrees to grant to Applied as part of such alternative a non-exclusive, royalty free, worldwide and transferable license of intellectual property to make, have made, use, sell, and support the Items, in a form and on terms acceptable to Applied. Applied will not unreasonably withhold agreement to such product support alternative.
4.9	Commodity Specific Issues
[Intentionally Left Blank]
4.10	Escrow of Manufacturing Information

Upon the request of Applied, Applied and Supplier will establish an escrow account in which Supplier will deposit all Manufacturing Information. In any event, Supplier will maintain and have available for direct delivery to Applied (on the terms and conditions of this Agreement), the Manufacturing Information.

Applied and Supplier will execute a mutually agreeable three party escrow agreement, to be attached as Attachment 20 to this Agreement, with an escrow agent, who will hold the Manufacturing Information and undertake the escrow arrangement only in accordance with the terms and conditions of the escrow agreement. The terms of the escrow agreement shall provide, among other things, the following:

(a)
The Manufacturing Information in escrow at any time shall be sufficient and in usable form so as to allow Applied (or persons contracting with Applied) to manufacture Items without any material delay, To that end, Supplier shall deposit all updates, enhancements and revisions to the Manufacturing Information at regular intervals as determined by Applied, which shall be at least two (2) times a year and upon the occurrence of particular events (e.g., the addition of Items to Attachment 1).
(b)	The escrow agreement will contain a confidentiality provision which shall prohibit the escrow holder from disclosing to any third party any Confidential Information of Applied or Supplier.
(c)
Upon a Release Event (as hereafter defined), the Manufacturing Information shall be released to Applied for use in accordance with the terms of Attachment 20 as attached and also under the license set out in Exhibit 1, Article 4.

(d)	The cost of establishing the escrow account and the annual escrow fees or other escrow expenses shall be borne by Supplier.
The term "Release Event" shall mean the occurrence of one or more of the following events:
(a)
Supplier has ceased business operations generally, becomes insolvent or is the subject of a petition in bankruptcy or for reorganization or receivership, or ceases to function as a going concern or to conduct its operation in the normal course of business;
(b)	Supplier has ceased to manufacture or provide warranty support for the Items;
(c)
Any breach by Supplier of any term or condition of this Agreement, including without limitation Supplier's inability to meet committed delivery dates set forth in this Agreement resulting from any force majeure event;
(d)
Supplier incurs a change of control, which will be specifically defined in the escrow agreement, but which will include any merger, sale of stock, sale of all or substantially all assets, or any change in the voting control of Supplier; or
(e)	Supplier fails consistently to deliver Items to Applied meeting the applicable warranty and quality standards in the quantities required in accordance with the capacity requirements agreed upon;
(f)
The termination of this Agreement by Applied under Article 25 of Exhibit 1 or the commencement of a "Wind Down Period" under Section 1.8 and delivery by Applied to the escrow agent of Applied's written statement that the Manufacturing Information is required by Applied to manufacture Items affected by the applicable termination.

5. Nonconformance
5.1	Supplier Warranty, Nonconformance and Corrective Action

All Items are warranted to meet all applicable Specifications as stated in this Agreement (including all Attachments, technical Specifications and manufacturing work instructions). Supplier will replace or repair defective Items at Supplier's expense within the time period necessary to meet Applied's production requirements. Supplier is required to use the most expeditious manner possible to effect the corrections, including the use of overnight delivery services for shipment of Items at Applied's request. In certain circumstances, Suppliers may be asked to provide new Items in lieu of repairing a part to ensure immediate corrective action or credit for the failed part.

Applied will complete a "Corrective Action Form" (Attachment 10) and notify Supplier of defects. Upon receipt of a corrective action form, Supplier will promptly respond appropriately. A corrective action process to resolve nonconformance will be documented and used by the parties. In addition, Supplier will participate in continuous improvement plans and programs as defined by Applied and Supplier.

Should any Item fail to conform to the Specifications established in this Agreement, in addition to any other remedies in this Agreement, Applied may purchase comparable Items in the open market as necessary to meet its requirements. Applied may at its option charge Supplier with any reasonable cost differential between the Contract Price and the price paid in the open market. This cost may include premium costs for expedited delivery and administrative costs incurred to process replacement Purchase Order Forms.
5.2	Applied Nonconformance and Corrective Action

Applied will, at its option, return Items at Applied's expense that do not conform to Applied's requirements due to Applied errors. These Items will be returned to Supplier for repair or potential rework. Applied and Supplier will agree in advance of repairs on "standard" repair costs (labor, Items and freight) for items not covered under warranty; the standard repair costs will be identified in the Items list (Attachment 1).

To the extent that a "standard" repair cost has not been established, Supplier will assess rework costs and timing using a cost basis not different from the Supplier's normal manufacturing processes and structure. Supplier will inform Applied of such cost and receive written authorization prior to initiating such repairs.

Supplier agrees to repair and/or replace all Items within five (5) business days after Supplier's receipt of damaged Item and a repair authorization from Applied. Applied shall have the right to designate certain Items for "Same Day" or "24-Hour" repair turnaround provided any and all required material is readily available.

Prior to Supplier's return of a repaired Item to Applied, Supplier will mark such Item with Applied's part number, serial number, range and gas (if applicable). Applied shall bear the risk of loss or damage during transit of repaired or reworked Items whether or not the Items meet warranty or other requirements.
6. Supplier Performance Plan

As part of this Agreement, Applied and Supplier agree to jointly develop a Supplier Performance Plan to be updated as needed. Attachment 16 outlines the required elements of the Supplier Performance Plan.

7. Warranty

Supplier warrants that, for a period of 24 months from delivery to Applied, all Items (other than sub-tier material) delivered to Applied (i) will be free from defects in workmanship, material, and manufacture, (ii) will comply with the requirements of this Agreement, and (iii) to the extent design is Supplier's responsibility, will be free from defects in design. For all sub-tier material procured by the Supplier, material warranties will be not less than 12 months or the contracted sub-tier supplier warranty, which ever is longer. All services will be performed in a competent, professional and workmanlike manner, free from defects and in accordance with the best professional practices in the industry. Supplier further warrants that all Items purchased or repaired (I) will consist of new materials (not used, recycled or of such age as to impair its usefulness or safety, except as may be approved in advance by Applied), and (II) will be of merchantable quality and will, but only for products designed by the Supplier, be fit and suitable for the purpose intended by Applied. These warranties are in addition to all other warranties, whether expressed or implied, and will survive any delivery, inspection, acceptance, or payment by Applied. If any Items delivered by Supplier do not meet the warranties specified herein or otherwise applicable, Applied may, at its option, take one or more of the following actions and/or any other action permitted by law or equity:

(i)	require Supplier to correct at no cost to Applied any defective or nonconforming Items by repair or replacement; or
(ii)	return such defective or nonconforming Item at Supplier's expense to Supplier and recover from Supplier the purchase price thereof; or
(iii)	correct the defective or nonconforming Item itself and charge Supplier with the cost of such correction if Supplier fails to meet the response requirements of Section 2.8; or
(iv)	cancel the balance of the undelivered nonconforming Items and/or terminate this Agreement in accordance with Article 25 of Exhibit 1.
All warranties will run to Applied and to its customers. Applied's approval of Supplier's material or design will not relieve Supplier of the warranties established in this Agreement. In addition, if Applied waives any drawing or specification requirement for one or more of the Items, it will not constitute a waiver of all requirements for the remaining Items to be delivered unless stated by Applied in writing.
8. Amendments and Modifications; Captions and Construction

Subject to Section 1.3 above, amendments or revisions to this Agreement must be in writing, signed by both Applied and Supplier duly authorized representatives, traced by revision numbers and attached to this original Agreement. A change to one Attachment of this Agreement will constitute a revision level change. The master copy of this Agreement and any revisions are to be maintained by Applied. Captions in this Agreement are for the convenience of the parties only and shall not affect the interpretation or construction of this Agreement. The provisions of this Agreement (including Exhibits and Attachments) shall be construed as a whole, each supplementing the other, except for instances of conflict which shall be governed by Section 1.3 as to precedence. In the event any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed from the remainder of this Agreement, and such remainder will remain in force and effect.

9. Notices

Revisions, updates or other amendments or modifications to this Agreement (including Exhibits and Attachments) may be communicated via memos sent by mail, fax or e-mail to the individuals listed in Section 1.2 of this Agreement.

Accepted:

Applied Materials, Inc.		K*Tec Electronics Corporation
By:	/s/ TOM ROHRS Name: Tom Rohrs Title: Group Vice President, Global Operations Date: February 2, 2000	By:	/s/ LARRY OLSON Name: Larry Olson Title: President Date: February 2, 2000

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MODULE SUPPLIER AGREEMENT